                                                                    EXHIBIT 12.1

                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)


                                                          Nine Months Ended
                                                            September 30
                                                       1994               1993
                                                      --------------------------
FIXED CHARGES
  Interest expense                                    $44,397            $33,615
  Portion of rentals deemed interest                      170                161
                                                      -------            -------

      TOTAL FIXED CHARGES                             $44,567            $33,776
                                                      =======            =======

EARNINGS
  Income before taxes                                 $31,578            $22,005

  Fixed charges                                        44,567             33,776
                                                      -------            -------

      EARNINGS AS DEFINED                             $76,145            $55,781
                                                      =======            =======


RATIO OF EARNINGS TO FIXED CHARGES                      1.71X              1.65X




The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See Exhibit 12.2.





                                      -10-